Exhibit 99.1

Dresser, Inc. Announces Agreement to Acquire Certain Businesses of Nuovo Pignone

    DALLAS--(BUSINESS WIRE)--May 21, 2004--

     Purchase and Sale Agreement Signed with Subsidiary of General Electric for Retail Fueling Systems and Associated Businesses

    Dresser, Inc. today announced that it has signed an agreement to purchase the distribution business of Nuovo Pignone, S.p.A., a subsidiary of General Electric. The businesses included in the purchase are the retail fueling systems business, comprised of gasoline, liquefied petroleum gas and compressed natural gas dispenser products and services, and a business that manufactures and markets certain natural gas meters. The Company intends to finance the acquisition and transaction fees with a $175 million add-on to its existing senior secured Term C credit facility. The transaction is expected to close in June.
    "The acquisition of these businesses is a major step forward in Dresser's growth strategy," said Steve Lamb, president and CEO of Dresser, Inc. "We are strengthening one of our core businesses and extending our global coverage and depth in some of the fastest growing areas of the world."
    Continued Lamb, "This transaction will contribute significant growth and will be accretive to earnings. Based on carve-out 2003 financial statements of the businesses, and management estimates of the costs to Dresser to run these businesses, we expect contributions of approximately $160 million in revenues and approximately $22 million in operating income on an annual basis."
    "The retail fueling systems business of Nuovo Pignone is a great fit for us," stated John Ryan, President of Dresser Wayne. "It has a complementary customer base and minimal overlap in geographic coverage, as well as impressive management talent and manufacturing operations. The combination will strengthen Dresser Wayne's global position, and support our market growth plans."
    Claudi Santiago, president and CEO of GE Energy's Oil & Gas business division, of which Nuovo Pignone S.p.A.'s retail fueling business was a component, said, "This is a significant win for customers and employees of the fueling systems business because they will now benefit from being at the core of Dresser Wayne's business strategy."
    Dresser Wayne, a business unit of Dresser, Inc., is a technology leader in the manufacture and supply of retail petroleum fuel dispensers, dispenser control systems, credit/debit card processing terminals, and point-of-sale systems. Wayne's innovative products are used in over 75 countries. The business unit's website can be found at www.wayne.dresser.com.
    Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Dresser has a widely distributed global presence, with over 8,000 employees and a sales presence in over 100 countries worldwide. The Company's website can be accessed at www.dresser.com.

    Safe Harbor Statement

    This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, not under the control of the Company, which can affect the Company's results of operations, liquidity or financial condition. Such factors may include the Company's ability to achieve anticipated cost savings as a result of the acquisition of certain Nuovo Pignone businesses, as well as its ability successfully integrate these businesses, generally, overall demand for, and pricing of, the Company's products; the size and timing of orders; changes in the price and demand for oil and natural gas in both domestic and international markets; conditions in the general manufacturing economy; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In addition, current and projected oil and natural gas prices as well as demand for energy directly affect some customers' spending levels and their related purchases of many of the Company's products and services. In addition, the anticipated approximate $22 million contribution to the Company's annual operating income from the Nuovo Pignone businesses is based on management estimates of cost savings and historical carve-out financial statements of the Nuovo Pignone businesses. The Company expects that the pro forma financial statements that the Company will be providing after the acquisition has closed will reflect a significantly lower increase in its 2003 operating income than the expected $22 million future contribution because the adjustments the Company will be permitted to take under Regulation S-X will not include all of the anticipated cost savings management expects to achieve. In addition, the historical audited financial statements of the Nuovo Pignone businesses that the Company will be providing after the acquisition has closed will differ from the carve-out financial statements management used to calculate the estimated increase to the Company's annual operating income because they will include certain allocated overhead expenses due to the seller's parent company. This difference will also have an impact on the Company's pro forma financial statements for the acquisition. In addition, see the "Risk Factors" disclosure in the Company's 2003 Annual Report on Form 10-K and First Quarter 2004 Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission.
    Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company's future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

    CONTACT: Dresser, Inc., Dallas
             Stewart Yee, 972-361-9933
             stewart.yee@dresser.com